CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 22, 2012 with respect to the statement of revenues and certain expenses of the Liberty Crossing Shopping Center for the year ended December 31, 2011 included in the August 22, 2012 Current Report on Form 8-K/A of American Realty Capital – Retail Centers of America, Inc. which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 18, 2012